Exhibit 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:

Investors:  Alice Kang  (425) 576-3696

Media: Susan Johnston (425) 576-3617

Nextel Partners Reports Strong Second Quarter 2003 Results

–  Adjusted EBITDA Increases to $34.7 Million  -

–  Net Cash Used in Operating Activities Decreases to $16.3 Million  –

–  $33.8 Million Annualized Cash Interest Savings from Debt Refinancings to Date  -

–  89,000 Net Subscriber Additions; 1,053,600 Total Subscribers  -

–  Average Monthly Revenue per Subscriber Increases to $66  -

–  Average Monthly Churn Rate Decreases to 1.6%  -

KIRKLAND, Wash. –  July 29, 2003 - Nextel Partners, Inc. (NASDAQ: NXTP) today reported strong financial and operating results for the second quarter of 2003, including $34.7 million of Adjusted EBITDA, a $40.5 million increase as compared to Adjusted EBITDA loss of $5.7 million in the same period last year.  Net cash used in operating activities decreased to $16.3 million for the second quarter of 2003 as compared to $35.1 million in the same period last year.  Since April 2003 to date, Partners has retired an additional $478.5 million principal value of its 14% Senior Discount Notes due 2009 and issued convertible senior notes and senior notes for total gross proceeds of $625 million to fund the company’s debt retirements and general corporate purposes.  On a combined basis, the company’s debt retirements of $523.5 million since the fourth quarter of 2002 and subsequent note issuances are anticipated to result in net annualized cash interest savings of $33.8 million.  Service revenues for the period grew 48% over the prior year’s second quarter to $226.5 million.  Excluding the loss on early retirement of debt in the second quarter of 2003, net loss decreased $33.2 million to $40.8 million as compared to $74.0 million in the prior year’s second quarter.  Including the loss on early debt retirement, net loss was $108.9 million in the second quarter of 2003.

Partners added 89,000 subscribers during the second quarter to end the period with 1,053,600 digital subscribers, an increase of 52% or 362,000 from the 691,600 subscribers at the end of the prior year’s second quarter.  Average monthly revenue per subscriber unit, or ARPU, increased to $66 for the second quarter of 2003 and remained among the highest in the wireless industry.  Taking into account roaming revenues, ARPU was $75 for the period.  The average monthly churn rate during the second quarter of 2003 was 1.6%, which is also among the best in the industry.

“Our strong performance produced yet another quarter where we met or exceeded expectations, continuing our trend of robust subscriber growth alongside customer retention and revenue metrics that we believe are representative of one of the most valuable customer bases in the industry,” said John Chapple, Partners’ Chairman, CEO and President.  “We continue to leverage our differentiated product and targeted sales strategy, which, reinforced with our relentless focus on customer satisfaction, generates balanced growth and high quality operating and financial metrics.  We are encouraged by the scaling of our operations which have generated sequentially increasing margins, and are excited about the recent completion of the Nationwide Direct Connect rollout and the 6-to-1 capacity enhancing voice coder, which we expect will be implemented in the coming quarter.”

“Nextel Partners achieved solid results on all fronts in the second quarter of 2003,” said John Thompson, Partners’ Chief Financial Officer and Treasurer.  “Not only did we exceed expectations on subscriber growth, but our lifetime revenue per subscriber (LRS) of $4,125 implied by ARPU and churn continues to be among the highest in the industry.  Additionally, we have continued to opportunistically improve our balance sheet by reducing our overall cost of capital.  Net of interest expense from convertible senior notes and senior notes issuances in the second quarter, we anticipate that total debt retirements since the fourth quarter of 2002 will result in annualized cash savings of $33.8 million for Partners, which we believe further improves our future free cash flow potential.”

The loss attributable to common stockholders for the second quarter of 2003 was $0.44 per share as compared to a loss of $0.31 per share in the second quarter of 2002.  Excluding the loss on early retirement of debt in the second quarter of 2003, loss attributable to common stockholders was $0.17 per share.

Capital expenditures, excluding capitalized interest, were $32.9 million in the second quarter of 2003.

Non-GAAP Financial Measures.

The information presented in this press release includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as other financial measures that may be considered non-GAAP financial measures, including Adjusted EBITDA, ARPU, LRS, free cash flow, net capital expenditures, net loss excluding the loss on early retirement of debt, and loss attributable to common stockholders excluding the loss on early retirement of debt.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  As described more fully in the notes to the attached financial tables, management believes these non-GAAP measures provide meaningful additional information about our performance and our ability to service our long-term debt and other fixed obligations and to fund our continued growth.  The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP.  Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial tables.  In addition, to view these and other reconciliations and information about how to access the conference call discussing Nextel Partners' second quarter results, visit the 'Investor Relations' tab at www.nextelpartners.com.

Second Quarter 2003 Results Conference Call — Wednesday, July 30, 2003

Nextel Partners will be hosting its second quarter 2003 conference call on Wednesday, July 30, 2003 at 11:00 AM EDT.  The call-in number is 1-888-540-9242 or 1-484-630-1056.  The passcode is PARTNER.  Instant replay of the call will be available until Wednesday, August 6, 2003 by calling 1-800-810-4035 or 1-402-280-1622.  The conference call will also be available via a live webcast.  To listen to the live call, please go to http://www.nextelpartners.com at least fifteen minutes early to register, download, and install any necessary software.  For those who cannot listen to the live broadcast, it will be archived on the website following the call.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas.  Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2002 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including digital cellular, text and numeric messaging, wireless Internet access and Nextel Direct Connect® digital walkie-talkie, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 198 of the top 200 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

NEXTEL PARTNERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2003	2002	2003	2002
REVENUES:
Service revenues	$226,507	$153,418	$427,049	$281,082
Equipment revenues	7,762	7,668	15,029	13,155
Total revenues (1)	234,269	161,086	442,078	294,237

OPERATING EXPENSES:
Cost of service revenues	77,492	66,350	149,073	127,779
Cost of equipment revenues (1)	23,333	23,637	44,935	43,170
Selling, general and administrative	98,734	76,846	187,369	146,916
Adjusted EBITDA (2)	34,710	(5,747)	60,701	(23,628)
Stock-based compensation	218	2,865	481	5,756
Depreciation and amortization	33,488	23,532	65,994	45,647
INCOME (LOSS) FROM OPERATIONS	1,004	(32,144)	(5,774)	(75,031)
Loss on early retirement of debt	(68,082)	—	(68,127)	—
Interest expense, net of capitalized interest	(39,104)	(42,158)	(79,397)	(80,157)
Interest income	481	2,084	1,282	4,517
LOSS BEFORE INCOME TAX PROVISION	(105,701)	(72,218)	(152,016)	(150,671)
Deferred income tax provision	(3,216)	(1,779)	(6,090)	(14,058)
NET LOSS	(108,917)	(73,997)	(158,106)	(164,729)
Mandatorily redeemable preferred stock dividends	(1,092)	(970)	(2,141)	(1,899)
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(110,009)	$(74,967)	$(160,247)	$(166,628)

Loss per share attributable to common stockholders, basic and diluted:	$(0.44)	$(0.31)	$(0.64)	$(0.68)

Weighted average number of common shares outstanding, basic and diluted:	250,960	244,375	250,718	244,245

Condensed Balance Sheet and Other Data
(dollars in thousands)
(unaudited)

	June 30,	December 31,
	2003	2002
Cash, cash equivalents and short-term investments	$207,823	$195,029
Accounts receivable, net of allowance $12,349 and $10,197, respectively	$134,999	$130,459
Subscriber equipment inventory	$15,820	$16,413
Other current assets	$18,738	$15,593
Total current assets	$377,380	$357,494

Property, plant and equipment, net	$1,023,553	$1,000,076
FCC licenses, net of accumulated amortization of $8,744	$368,958	$348,440
Other long-term assets	$33,888	$29,915
Total assets	$1,803,779	$1,735,925

Current liabilities	$135,086	$161,567

Long-term debt	$1,642,548	$1,424,600
Other long-term liabilities	$63,931	$38,408
Total liabilities	$1,841,565	$1,624,575
Mandatorily redeemable preferred stock	$37,112	$34,971

Total stockholders’ equity (deficit)	$(74,898)	$76,379
Total liabilities and stockholders’ equity (deficit)	$1,803,779	$1,735,925

Digital units in service	1,053,600	877,800

	For the three months ended
	June 30,	March 31,
	2003	2003
Net capital expenditures (excludes capitalized interest) (3)	$32,913	$55,753

NEXTEL PARTNERS, INC. AND SUBSIDIARIES

Supplemental Schedule

(dollars in thousands, except ARPU and Lifetime Revenue per Subscriber and Per Share Data)

(1) Impact of SAB 101- Revenue Recognition

In accordance with the Securities and Exchange Commissions’ Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” activation fees and handset revenues are deferred and recognized over three years, the estimated customer relationship period.  Concurrently, related costs for the handsets are deferred, but only to the extent of deferred revenues, resulting in no change to income (loss) from operations.  The following is a summary of the revenues and cost of equipment revenues (handset costs) as reported and without the effect of SAB 101.

	For the Three Months Ended		For the Three Months Ended
	June 30, 2003		June 30, 2002
		Without SAB 101		Without SAB
	As Reported	Effect	As Reported	101 Effect
Service revenues	$226,507	$227,081	$153,418	$154,436
Equipment revenues	7,762	11,040	7,668	10,262
Total revenues	$234,269	$238,121	$161,086	$164,698

Cost of equipment revenues	$23,333	$27,185	$23,637	$27,249

Income (loss) from operations	$1,004	$1,004	$(32,144)	$(32,144)

	For the Six Months Ended		For the Six Months Ended
	June 30, 2003		June 30, 2002
		Without SAB 101		Without SAB
	As Reported	Effect	As Reported	101 Effect
Service revenues	$427,049	$428,245	$281,082	$283,000
Equipment revenues	15,029	22,101	13,155	19,367
Total revenues	$442,078	$450,346	$294,237	$302,367

Cost of equipment revenues	$44,935	$53,203	$43,170	$51,300

Income (loss) from operations	$(5,774)	$(5,774)	$(75,031)	$(75,031)

(2) Adjusted EBITDA

The term "EBITDA" refers to a financial measure that is defined as earnings (loss) before interest, taxes, depreciation and amortization; we use the term “Adjusted EBITDA” to reflect that our financial measure also excludes cumulative effect of change in accounting principle, loss from disposal of assets, gain (loss) from early extinguishment of debt and stock-based compensation.  Adjusted EBITDA is commonly used to analyze companies on the basis of leverage and liquidity.  However, Adjusted EBITDA is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.  Adjusted EBITDA should not be construed as a substitute for operating income or as a better measure of liquidity than cash flow from operating activities, which are determined in accordance with GAAP.  We have presented Adjusted EBITDA to provide additional information with respect to our ability to meet future debt service, capital expenditure and working capital requirements.  The following schedule reconciles Adjusted EBITDA to net cash provided by (used in) operating activities reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Net cash provided by (used in) operating activities	$(16,321)	$(35,066)	$(20,659)	$(93,789)
Adjustments to reconcile to Adjusted EBITDA:			$—
Cash paid interest expense, net of capitalized amount	29,774	19,776	51,359	48,105
Interest income	(481)	(2,084)	(1,282)	(4,518)
Change in working capital	21,738	11,627	31,283	26,574
Adjusted EBITDA income (loss)	$34,710	$(5,747)	$60,701	$(23,628)

(3) Net Capital Expenditures

Net capital expenditures exclude capitalized interest and are offset by net proceeds from the sale and lease-back transactions of telecommunication towers and related assets to third parties accounted for as operating leases.  Net capital expenditures as defined are not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.  Net capital expenditures should not be construed as a substitute for capital expenditures reported on our Consolidated Statements of Cash Flows, which is determined in accordance with GAAP.  We report net capital expenditures in this manner because we believe it reflects the net cash used by us for capital expenditures and to satisfy the reporting requirements for our debt covenants.  The following schedule reconciles net capital expenditures to capital expenditures reported on our Consolidated Statements of Cash Flows, which we believe is the most directly comparable GAAP measure:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2003	March 31, 2003	June 30, 2003
Capital expenditures (reported on Consolidated Statements of Cash Flows)	$19,557	$65,267	$84,824
Less: cash paid portion of capitalized interest	(355)	(321)	(676)
Less: cash proceeds from sale and lease-back transactions accounted for as operating leases	(5,358)	(892)	(6,250)
Change in capital expenditures accrued or unpaid	19,069	(8,301)	10,768
Net capital expenditures	$32,913	$55,753	$88,666

Other Non-GAAP Reconciliations:

ARPU — Average Revenue per Unit

ARPU is an industry term that measures total service revenues per month from our subscribers divided by the average number of subscribers in commercial service during the period.  ARPU, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to ARPU measures of other companies; however, ARPU uses GAAP measures as the basis for calculation.  We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting high value customers.  The following schedule reflects the ARPU calculation and provides a reconciliation of service revenues used for the ARPU calculation to service revenues reported on our Consolidated Statements of Operations, which we believe is the most directly comparable GAAP measure to the service revenues measure used for the ARPU calculation:

ARPU (without roaming revenues)

For the Three
Months Ended
June 30, 2003
Service revenues (as reported on Consolidated Statements of Operations)	$226,507
Add: activation fees deferred and recognized for SAB 101	574
Less: roaming revenues	(26,917)
Service revenues for ARPU — three months	$200,164

Average units (subscribers)	1,005

ARPU	$66

ARPU (including roaming revenues)
For the Three
Months Ended
June 30, 2003
Service revenues (as reported on Consolidated Statements of Operations)	$226,507
Add: activation fees deferred and recognized for SAB 101	$574
Service plus roaming revenues for ARPU — three months	$227,081

Average units (subscribers)	1,005

ARPU, including roaming revenues	$75

LRS — Lifetime revenue per subscriber

LRS is an industry term calculated by dividing ARPU (see above) by the subscriber churn rate.  The subscriber churn rate is an indicator of subscriber retention and represents the monthly percentage of the subscriber base that disconnects from service.  Subscriber churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period.  LRS, itself, is not a measurement determined under GAAP in the United States of America and may not be similar to LRS measures of other companies; however, LRS uses GAAP measures as the basis for calculation.  We believe that LRS is an indicator of the expected lifetime revenue of our average subscriber, assuming that churn and ARPU remain constant as indicated.  We also believe that this measure, like ARPU, provides useful information concerning the appeal of our rate plans and service offering and our performance in attracting and retaining high value customers.  The following schedule reflects the LRS calculation:

For the Three
Months Ended
June 30, 2003
ARPU (without roaming revenues)	$66
Divided by: Churn	1.6%
Lifetime revenue per subscriber (LRS)	$4,125

Free Cash Flow (FCF)

We define free cash flow as net cash provided by (used in) operating activities less capital expenditures and payments for FCC licenses.  Free cash flow is not a measurement determined under GAAP in the United States of America and may not be similar to free cash flow measures of other companies.  We believe that free cash flow provides useful information to investors, analysts and our management about the amount of cash our business is generating, after interest payments and reinvestments in the business, which may be used to fund scheduled debt maturities and other financing activities, including refinancings and early retirement of debt.  Free cash flow is most directly comparable to the GAAP measure of net cash provided by (used in) operating activities reported on our Consolidated Statements of Cash Flows. The following schedule reconciles free cash flow to net cash provided by (used in) operating activities:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Net cash provided by (used in) operating activities	$(16,321)	$(35,066)	$(20,659)	$(93,789)
Less: capital expenditures	(19,557)	(81,988)	(84,824)	(148,054)
Less: FCC licenses	(166)	(29,988)	(13,607)	(34,416)
Free cash flow (negative)	$(36,044)	$(147,042)	$(119,090)	$(276,259)

Net Loss Excluding Early Retirement of Debt

Net loss excluding early retirement of debt is calculated using net loss and adding back the loss on early retirement of debt.  We show this non-GAAP financial measure to allow us to compare our net loss in the periods ending June 30, 2003 to the same periods in the prior years, in which we did not record a loss on early retirement of debt.  Net loss excluding early retirement of debt is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies and should not be construed as a substitute for net loss, which is determined in accordance with GAAP.  The following schedule reconciles net loss excluding early retirement of debt to net loss reported on our Consolidated Statement of Operations, which we believe is the most directly comparable GAAP measure:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Net loss	$(108,917)	$(73,997)	$(158,106)	$(164,729)
Add: loss on early retirement of debt	68,082	$—	68127
Loss excluding early retirement of debt	$(40,835)	$(73,997)	$(89,979)	$(164,729)

Loss Attributable to Common Stockholders Excluding Early Retirement of Debt

Loss attributable to common stockholder excluding early retirement of debt is calculated using loss attributable to common stockholders and adding back the loss on early retirement of debt.  We show this non-GAAP financial measure to allow us to compare our loss attributable to common stockholders in the periods ending June 30, 2003 to the same periods in the prior years, in which we did not record a loss on early retirement of debt.  We also use this non-GAAP financial measure to calculate the loss per share attributable to common stockholders excluding early retirement of debt.  Loss attributable to common stockholders excluding early retirement of debt and loss per share attributable to common stockholders excluding early retirement of debt are not measures determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies and should be not construed as a substitutes for loss attributable to common stockholders and loss per share attributable to common stockholders, which are determined in accordance with GAAP.  The following schedule reconciles loss attributable to common stockholders excluding early retirement of debt and loss per share attributable to common stockholders excluding early retirement of debt to loss attributable to common stockholders and loss per share attributable to common stockholders, respectively, as reported on our Consolidated Statements of Operations, which we believe are the most directly comparable GAAP measures:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Loss attributable to common stockholders	$(110,009)	$(74,967)	$(160,247)	$(166,628)
Add: loss on early retirement of debt	68,082	$—	68127
Loss attributable to common stockholders excluding early retirement of debt	$(41,927)	$(74,967)	$(92,120)	$(166,628)

Loss per share attributable to common stockholders excluding early retirement of debt	$(0.17)	$(0.31)	$(0.37)	$(0.68)

Weighted average number of common shares outstanding	250,960	244,375	250,718	244,245